Exhibit 99.1

Beam Global Announces Record Contracted Backlog of More Than $7M and Pipeline of More Than $75M

SAN DIEGO, CA, October 12, 2021—Beam Global, (Nasdaq: BEEM, BEEMW), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, announced that it has a current backlog of purchase orders for EV ARC™, and other proprietary products, totaling more than $7M. This is a historically high level of contracted backlog for the Company and represents near-term future revenue which is greater than any prior full year. The Company’s sales pipeline has also grown from $50M at the end of the second quarter to more than $75M at the end of Q3 representing a material acceleration of Pipeline growth which is also at historically high levels.

Both backlog and pipeline amounts are comprised of purchase orders and opportunities (respectively) which include EV ARC™ system quantities which are greater than historical averages. Backlog includes orders which have transitioned from pipeline in less time than historical averages. The Company believes that these trends are indicative of increased order volumes and urgency, as federal, state and local governments accelerate their adoption of EVs, and as corporations return to the workplace post-vaccine resulting in an increased requirement for workplace charging.

Beam is making modest but highly impactful investments in its factory facility and delivery equipment to allow for an efficient increase in throughput and delivery of products. Certain purchase orders currently in backlog, like the recently announced United States Marine Corps order, are placed through government contract vehicles which specify delivery times of 90 days from purchase order issuance.

“It took ten years for us to get a pipeline of $50M and just one more quarter to get to over $75M,” said Beam Global CEO Desmond Wheatley. “We are converting pipeline to backlog and backlog to revenue at better rates than at any time in our history and we only anticipate improving on all these metrics. Government tailwinds both in the US and internationally, and consumer adoption of the fantastic new line up of EVs now available are creating the intense and urgent need for EV charging infrastructure that has been central to our investment thesis. We have zero debt and plenty of cash to execute on our organic growth. There’s never been a better time to be Beam.

Car News reports that there will be 100 EV models to choose from in 2022 including the Ford F-150 Lightning and several other van, SUV, sedan and luxury models delivered by the large OEMs and new entrants like Rivian and Lucid. Announcements of investments in the tens of billions from the large OEMs are not uncommon and most auto manufactures have committed to fully electric fleets in the next two decades. The U.S. federal government fleet encompasses about 657,000 cars, SUVs and trucks. In January, Executive Order 14008 was signed directing agencies to dramatically increase the number of electric vehicles in the government fleet to help tackle the climate crisis. Beam’s EV charging infrastructure products are included on the federal GSA MAS Contract as the result of an extensive evaluation process conducted by GSA that serves as a testament to the company’s capabilities, performance history and customer satisfaction. For more information on purchasing Beam’s EV ARC™ ready-to-deploy sustainable EV charging solutions through the GSA MAS Contract, please contact The Beam Team at 858-799-4583 or BeamTeam@BeamForAll.com.

About Beam Global

Beam Global is a CleanTech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

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